Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 3

DATED AUGUST 29, 2006

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the ”Company”) as supplemented by Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus, Supplement No. 2 and Supplement No. 1 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 and 2.

This prospectus supplement includes the attached Form 8-K, as filed by us with the Securities and Exchange Commission on August 28, 2006.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.01. Entry Into a Material Definitive Agreement.

On August 22, 2006, Accentia Biopharmaceuticals, Inc. (the “Company”) entered into a Second Amendment to its License Agreement with Mayo Foundation for Medical Education and Research (“MAYO”) under which the Company’s exclusive license for the use of antifungals, including Amphotericin-B, for the treatment of various respiratory diseases, including without limitation chronic rhinosinusitis and asthma, was clarified and expanded to include the worldwide exclusive right to use the licensed technology in connection with non-prescription product applications (“NPP Product”) of the technology such as Over The Counter (“OTC”), health and beauty aides, homeopathic products, and disinfectants. The Second Amendment to License Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Other material terms and conditions of the Second Amendment to License Agreement are as follows:

•	In consideration of the extension of this exclusive option to NPP, the Company has agreed to pay to MAYO an up-front payment, an ongoing royalty based on sales and to issue to MAYO a Warrant to purchase Four Hundred and Fifty Thousand (450,000) shares of Accentia Common Stock at an exercise price of Three Dollars and Fifty Cents ($3.50) per share with a term of five (5) years and vesting according to the following schedule: 150,000 warrants immediately, 150,000 warrants at the first year anniversary of Effective Date and 150,000 warrants at the second year anniversary of the Effective Date. Additionally, the company will be required to make an additional up-front payment to Mayo for each additional NPP Product should the Company elect to commercialize more than one NPP Product.

The warrants issued by the Company to MAYO under the Amendment to Option Agreement were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D under the Securities Act. Such sale and issuance did not involve any public offering, was made without general solicitation or advertising, and MAYO represented to the Company that MAYO is an accredited investor with access to all relevant information necessary to evaluate the investment and that the shares were being acquired for investment purposes only.

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 7.01. Regulation FD Disclosure.

The following information is being furnished under Item 7.01 of Form 8-K: Press release, dated August 28, 2006, by Accentia Biopharmaceuticals, Inc. (the “Company”) announcing that the Company has entered into a Second Amendment to License Agreement with Mayo Foundation for Medical Education and Research A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: August 28, 2006

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to License Agreement, dated August 22, 2006, between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research

10.2	Common Stock Purchase Warrant dated August 22, 2006, between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research

10.3	Side Letter dated August 22, 2006 between Accentia Biopharmaceuticals, Inc. and Mayo Foundation for Medical Education and Research

99.1	Press Release Dated August 28, 2006 titled “Accentia Biopharmaceuticals Signs Exclusive Worldwide License for All Non-Prescription Intranasal Formulations for Symptoms Associated with Chronic Sinusitis”

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.1

AMENDMENT TO LICENSE AGREEMENT

This Amendment to License Agreement (“Amendment”) dated August 22, 2006 (“Effective Date”), is by and among the Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-001 (“Mayo”) and Accentia Biopharmaceuticals, Inc. and Accentia Specialty Pharmacy, Inc., a subsidiary of Accentia, Inc., both Florida corporations having a place of business at 5310 Cypress Center Drive, Suite 101, Tampa, Florida, 33609 (collectively, “Accentia”); each a “Party” and collectively, “Parties.”

WHEREAS, Mayo and Accentia entered into a license agreement of February 10, 2004, as amended (collectively the “License Agreement”) regarding the treatment of chronic rhinosinusitis and/or asthma with amphotericin-B compounds; and

WHEREAS, Mayo and Accentia wish to provide and clarify the manner in which non-prescription products, including OTC, health and beauty aides, homeopathic, and disinfectants, are treated under the License Agreement.

NOW THEREFORE, in consideration of the forgoing and the promises and covenants set fort below, the Parties agree as follows:

1.	Article 1 is hereby expanded by adding the following: “1.30 “Non-Prescription Product” shall mean any Product which Product does not require sale by a prescription, including but not limited to OTC, health and beauty aides, homeopathic, and disinfectants. Non-Prescription Products are referred to herein as “NPP Products”.

2.	Article 3 is expanded by adding the following: “3.012(d) an exclusive world-wide license to use, offer for sale, sell, develop, manufacture and have manufactured NPP Products (“NPP License”). Without limiting the exclusivity of the NPP License, Mayo shall have the right to consent to each NPP Product before Accentia can commercialize such NPP Product under the NPP License, which consent Mayo may withhold in its reasonable discretion. Mayo hereby consents to the first NPP Product, which is any NPP Product that includes [*] at a concentration of [*].

3.	Article 4 is expanded by adding the following: “4.11 With regard to NPP Products:

(a) Accentia shall pay to Mayo the following upfront Royalty: (i) [*] Dollars ($[*]) on the date hereof; (ii) a Warrant to purchase Four Hundred and Fifty Thousand (450,000) shares of Accentia Common Stock an exercise price of Three Dollars and Fifty Cents ($3.50) per share for a period of five (5) years to be issued on the date hereof and vesting according to the following schedule 150,000 warrants immediately, 150,000 warrants at the first year anniversary of Effective Date and 150,000 warrants at the second year anniversary of the Effective Date and (iii) at such time as Accentia commences the sale of a second NPP Product and for each NPP Product for which Accentia commences sales thereafter, an additional [*]. The up-front Royalty is non-refundable and is not an advance or creditable against any royalty or other payment otherwise due here under;

(b) In lieu of any other Earned Royalties under the License Agreement, Accentia shall pay to Mayo Earned Royalties on all NPP Products according to the following schedule: (i) [*] percent ([*]%) of all Sales of NPP Products from the date of invoice for first sale of such NPP Product until one year from such date; (ii) [*] percent ([*]%) of all Sales of NPP Products for the one year period following the last day set forth in (i) above; and (iii) [*] percent ([*]%) of all Sales of NPP Products from the day following the last day set forth in (ii) above;

(c) With the exception of any sublicenses between Accentia and an Accentia subsidiary which is an Affiliate as defined in Paragraph 1.02, in addition to the Earned Royalty obligations set forth herein, Accentia shall pay Mayo [*] percent ([*]%) of any upfront Sublicensing Revenue received from any sublicense of an NPP Product. Accentia shall be permitted to deduct from payment to Mayo that part of Sublicensing Revenue attributable to royalties on Sales for which Accentia has paid an Earned Royalty to Mayo pursuant hereto. Accentia shall have the burden of documenting such deduction to Mayo; and

(d)	Accentia can sublicense the right to use, offer for sale, sell, develop, manufacture and have manufactured any NPP Product to any subsidiary of Accentia provided the Accentia subsidiary is an Affiliate of Accentia as defined in Paragraph 1.02 hereof and further provided that any such sublicense complies with each of the following requirements: (i) Accentia shall remain liable for the subsidiary’s compliance with the License; (ii) the Sublicensee shall agree to comply with all applicable terms of the License, including but not limited to, to indemnify Mayo, in accordance with Section 6.05 of the License for uses by the subsidiary of the sublicensed Patent Rights and Know-How; (iii) the sublicense shall be effective as of the date Mayo receives Notice from Accentia and shall terminate on the last to expire claim within the Patent Rights; (iv) notwithstanding anything to the contrary, the sublicense shall terminate ninety (90) days after marketing approval by the FDA of the NPP Product so sublicensed as a prescription product for the treatment of chronic rhinosinusitis and/or asthma; (v) nothing herein grants the Accentia subsidiary or Accentia the right to develop any NPP Product as an FDA Product; and (vi) any sublicense must: (a) contain an agreement by the subsidiary not to seek FDA approval for any Product or Compound as a prescription; (b) be limited as provided herein; and (c) contain and be consistent with all the terms and conditions of the License (including, without limitation, provisions relating to Sales, limitation on name use, confidentiality and indemnification), or the sublicense shall be null and void; (vii) Accentia shall remain liable for the subsidiary’s compliance with the License and the sublicense, including to indemnify Mayo, in accordance with Section 6.05 of the License for uses by the subsidiary of the sublicensed Patent Rights and Know-How; (viii) Mayo shall be listed as a third party beneficiary in any sublicense regarding the Patent Rights and Know-How; (xi) if Accentia or its subsidiary desires to sublicense a NPP Product

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other than to a subsidiary of Accentia which is an Affiliate as defined in Paragraph 1.02 hereof, it must obtain Mayo’s prior written consent for each such Product, which consent Mayo is not obligated to give and (x) Accentia has issued and delivered the Warrant to Mayo as provided in Paragraph 4.11(a) (iii) above.

3.	Except as amended hereby, the License Agreement, as amended, remains in full force and effect.

(signatures on following page)

IN WITNESSETH WHEREOF, the parties have executed this Amendment on the day and year first above written.

“ACCENTIA” ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Frank E. O’Donnell, Jr. M.D.

Chairman and CEO

ACCENTIA SPECIALTY PHARMACY, INC.

By:	/s/ Frank E. O’Donnell, Jr. M.D.

Chairman

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Steven P. Van Nurden

Assistant Treasurer

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Exhibit 10.2

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THIS WARRANT IS

RESTRICTED AS DESCRIBED HEREIN.

ACCENTIA BIOPHARMACEUTICALS, INC.

Warrant for the Purchase up to Four Hundred Fifty Thousand Shares

of Common Stock, par value $ 0.01 per share

THIS WARRANT CERTIFIES that, for value received, Mayo Foundation for Medical Education and Research, with an address at 200 First Street SW, Rochester, MN 55905-0001 (including any transferee, the “Holder”), is entitled to subscribe for and purchase from ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (the “Company”), upon the terms and conditions set forth herein, up to an aggregate of Four Hundred Fifty Thousand (450,000) Shares of Common Stock, par value $ 0.01 per share (“Common Stock”), at a price (the “Exercise Price”) equal to $3.50 per share, on the following according to the following schedule: 150,000 warrants vest immediately, 150,000 warrants vest at the first anniversary of the date hereof and 150,000 warrants vest at the second anniversary of the date hereof.

All rights to purchase shares pursuant to this Warrant must be exercised before 5:00 P.M. on August 22, 2011, New York time (the “Exercise Period”), As used herein the term “this Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part.

The number of shares of Common Stock issuable upon exercise of the Warrants (the ”Warrant Shares”) and the Exercise Price may be adjusted from time to time as hereinafter set forth.

This Warrant may be exercised during the Exercise Period, as to the whole or any lesser number of whole Warrant Shares, by the surrender of this Warrant (with the “Election to Exercise” attached hereto, duly executed) to the Company at its office at 324 Hyde Park Avenue, Suite 350, Tampa FL 33606 or at such other place as is designated in writing by the Company, together with cash or a certified or bank cashiers check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised. Each Warrant not exercised prior to the expiration of the Exercise Period shall become null and void and all rights thereunder shall cease as of such time.

The Holder shall be deemed to be the holder of record of the Warrant Shares as soon as the Company receives the Warrant, the “Election to Exercise” and the aggregate Exercise Price for the Warrant Shares in accordance with Section 1; provided, however, that if the date of such receipt is a date upon which the transfer books of the Company are closed, the Holder shall be deemed to be the record holder on the next succeeding business day on which such books are open. As soon as practicable after each such exercise of this Warrant, the Company shall issue and cause to be delivered to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the remaining unexercised balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.

(a) Any Warrants issued upon the transfer or exercise in part of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such warrant on the part of any other person, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of the transfer of this Warrant, the Company shall cause to be delivered a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares (or portions thereof), upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder.

The Holder acknowledges that he has been advised by the Company that neither this Warrant nor the Warrant Shares have been registered under the Act, that this Warrant is being or has been issued and the Warrant Shares may be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations to the Company made by the original Holder. The Holder acknowledges that he is familiar with the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of this Warrant or the Warrant Shares issuable upon exercise hereof shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of this Warrant or such Warrant Shares is registered under the Act, it being understood that neither this Warrant nor such Warrant Shares are currently registered for sale and that the Company has no obligation or intention to so register this Warrant or such Warrant Shares except as specifically provided herein, or (ii) this Warrant or such Warrant Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the time of the original issuance of this Warrant for the sale of this Warrant or such Warrant Shares and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act.

The Holder represents that he/she is an “Accredited Investor” as defined in the Act.

The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of providing for the exercise of the rights to purchase Warrant Shares granted pursuant to the outstanding Warrants, such number of shares of Common Stock as shall, from time to time, be required therefor. The Company covenants that the Warrant Shares, upon receipt by the Company of the full Exercise Price therefor, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

(a) In case of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety, such successor, leasing, or purchasing corporation, as the case may be, the Company shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease, or conveyance, and (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 5.

In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, or merger.

The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer or delivery of this Warrant to a person other than, or the issuance and delivery of any certificate in a name other than that of the registered Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

The Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such warrant Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

In addition, any Warrants issued upon transfer or any new Warrants issued shall bear a similar legend.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant (and upon surrender of any Warrant if mutilated), including an affidavit of the Holder thereof that this Warrant has been lost, stolen, destroyed or mutilated, together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Warrant, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor, and denomination.

The Holder of any Warrant shall not have solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this warrant.

This Warrant shall be construed in accordance with the laws of the State of Florida applicable to contracts made and performed within such State, without regard to principles governing conflicts of law.

The Company irrevocably consents to the jurisdiction of the courts of the State of Florida and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Warrant, or a breach of this Warrant or any such document or instrument.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at 324 Hyde Park Avenue, Suite 350, Tampa FL 33606, Attention: President, (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 13 shall be deemed given at the time of receipt thereof.

This Warrant may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Warrant, and all future Holders shall be bound thereby.

Dated: August 22, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	Secretary/Treasurer

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the attached Warrant.)

FOR VALUE RECEIVED,                      hereby sells, assigns, and transfers unto                      a Warrant to purchase              shares of Common Stock, par value $0.01 per share, of ACCENTIA BIOPHARMACEUTICALS, INC. (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint                      attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:

Signature

Signature Guarantee

NOTICE

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

To:	ACCENTIA BIOPHARMACEUTICALS, INC.

324 S. Hyde Park Avenue Suite 350

Tampa FL 33606

ELECTION TO EXERCISE

The undersigned hereby exercises his or its rights to purchase                      Warrant Shares covered by the within Warrant and tenders payment herewith in the amount of $             in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated:
Name:
(Print)
Address:

(Signature)

(Signature Guarantee)

(Signature Guarantee)

Exhibit 10.3

August 22, 2006

Frank E. O’Donnell, Jr. MD

Chairman and CEO

Accentia Biopharmaceuticals, Inc

5310 Cypress Center Drive, Suite 101

Tampa, Florida, 33609

Re: Amendment to the Second Amendment of August 22, 2006 to the License Agreement between Accentia Specialty Biopharmaceuticals, Inc., Accentia Specialty Pharmacy and Mayo Foundation for Medical Education and Research of February 10, 2004, as amended (“Agreement”)

Dear Dr. O’Donnell:

This letter memorializes an amendment to the Second Amendment between the parties regarding the interpretation of the Second Amendment that:

1.	Paragraph 4.03 of the Agreement is not applicable to NPP Products (as that term is defined in the Second Amendment); and

2.	The reference to new Paragraph 4.11 in the Second Amendment is understood to be the addition of Paragraph 4.13 to the Agreement.

As you are authorized to make this Amendment to the Second Amendment on behalf of Accentia Specialty Biopharmaceuticals, Inc. and Accentia Specialty Pharmacy, please memorialize this agreement by signing below.

Sincerely,

/s/ Steven P. VanNurden
Mayo Foundation for Medical Education and Research
Name:	Steven P. VanNurden
Title:	Assistant Treasurer

Accepted and Agreed by:

Accentia Biopharmaceuticals and Accentia Specialty Pharmacy

/s/ Frank E. O’Donnell, Jr., M.D.
Frank E. O’Donnell, Jr. MD
Chairman and CEO

Exhibit 99.1

Accentia Biopharmaceuticals Signs Exclusive Worldwide License for All Non-

Prescription Intranasal Formulations for Symptoms Associated with Chronic Sinusitis

TAMPA, Fla.—August 28, 2006—Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI), has signed an amendment to its license with the Mayo Foundation for Medical Research and Education (Mayo Clinic). This amendment grants Accentia an exclusive worldwide license to all non-prescription (over-the-counter—OTC) products that are intended to treat symptoms associated with chronic sinusitis (CS) by suppressing non-invasive (so-called “saprophytic”) fungi in the mucus of patients. The amendment also grants Accentia the right to proceed with commercialization of a first product.

Accentia previously obtained a worldwide exclusive license from the Mayo Clinic for SinuNase™, whose active ingredient is the prescription antifungal amphotericin B. The Company is developing SinuNase as a prescription intranasal formulation for moderate to severe cases of CS. Under an Investigational New Drug Application, Accentia received fast track status for SinuNase from the FDA and is in the process of commencing Phase III clinical trials in patients with CS refractory to surgery.

Dr. Frank E. O’Donnell, Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals commented: “Published research at the Mayo Clinic has demonstrated that a specific common airborne mold seems to be responsible for the majority of cases of chronic sinusitis. The mold is non-invasive, meaning that it is in the mucus rather than in the tissue. The mold is present in the mucus of virtually everyone, but in patients with chronic sinusitis, the mold elicits an inflammatory response from the host. It is important to note that the mold is not causing an infection but rather an inflammation of the mucosal lining of the nose and sinuses in susceptible patients. As previously announced, Accentia has commenced commercialization of the CRSFungal Profile test, the first diagnostic lab test available for chronic sinusitis, and based on the analysis of over 1,200 mucus specimens, 76% have been positive for a fungal etiology. The Company estimates that approximately 10 Million of the 31 Million affected patients in the US have relatively mild chronic sinusitis. For these patients, we believe that select non-prescription formulations may provide significant symptomatic relief.”

Background on Chronic Sinusitis

Chronic Sinusitis (CS), also known as chronic rhinosinusitis (CRS), is one of the most common diseases suffered by Americans today, affecting an estimated 31 million patients in the US. CS is a chronic inflammatory disease of the nasal and sinus mucosa that persists for greater than three months. Long-term consequences include the formation of inflammatory polyps in the nose. The inflammation of chronic sinusitis results in symptoms that include nasal congestion, mouth breathing, nasal discharge, and post-nasal drip. Patients often get recurrent bouts of acute bacterial sinusitis characterized by fever, malaise, pain and which require treatments with oral, systemic antibiotics.

The diagnosis and treatment of the underlying chronic sinusitis (CS), also known as chronic rhinosinusitis (CRS), remains challenging. There are, for example, no prescription pharmaceuticals including any antibiotics approved for this condition, and the FDA has instructed manufacturers of over-the-counter (OTC) decongestant products claiming to treat sinus disease to stop these claims by April of 2007. Diagnosis is based on the history, nasal endoscopy, and CT scan of the sinuses. A major obstacle to the rational design of a laboratory diagnostic and prescription pharmaceutical has been the lack of a plausible theory of causation.

Accentia Biopharmaceuticals is commercializing a diagnostic and developing a treatment for chronic sinusitis based on published technology discovered at the Mayo Clinic. Investigators there discovered that a ubiquitous, normally innocuous mold, Alternaria, colonizes the mucus of the nose and sinus of virtually everybody, but in patients with chronic sinusitis, this non-invasive mold elicits an eosinophilic inflammatory response characterized by release of eosinophilic major basic protein (MBP) in the mucus which then damages the mucosal epithelial lining of the nose and sinuses and leads to the inflammatory mucosal changes characteristic of chronic sinusitis.

Based on these insights, investigators at Mayo developed a unique diagnostic test for chronic sinusitis by testing mucin for MBP. In patients with chronic sinusitis the MBP of mucin is elevated but it is routinely undetectable in normals or in patients who have just seasonal or perennial allergic rhinitis. Accentia is making this diagnostic available commercially as CRSFungal Profile™. This reference lab test is intended to be an adjunct to the clinical and radiologic diagnosis of chronic sinusitis. More information on the diagnostic is available by calling our laboratory partner, IMMCO, at 800-537-8378.

Also based on these insights, investigators at Mayo and elsewhere have published small clinical studies on the efficacy and safety of using a low dose antifungal applied intranasally. In particular, they have reported on the use of a lavage of 0.01% Amphotericin B for the treatment of the symptoms and signs of CRS. Because of the inciting role that the fungal antigen plays in the chronic inflammatory response of the mucosa, it appears that a muco-administered antifungal takes a few weeks to maximize the response. In one published study, at Geneva University, for example, intranasal amphotericin B 0.01% was applied for four weeks, and among patients with partial nasal obstruction from polyposis, about 50% of patients had complete resolution of their polyps.

Accentia is now developing, under an IND, a very low dose intranasal lavage formulation of Amphotericin B (SinuNase™) for the treatment of the signs and symptoms of CRS. The initial study population is in refractory patients who have undergone sinus surgery for chronic sinusitis but who are now struggling with recurrent chronic sinusitis. These 4-month randomized, double-blind, placebo-controlled clinical trials are designed to test the efficacy and safety of this particular intranasal antifungal for this indication. One of the many reasons that Accentia chose Amphotercin B is that it has a very low absorption across mucus membranes, and in this rather unique situation, we don’t need absorption of the drug into the sinus mucosa and we don’t want absorption of the drug into the body. According to this disease model, the drug’s desired site of action is confined to the mucus layer.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. Two of these products are SinuNase and BiovaxID. The Company’s SinuNase product, in development to treat chronic sinusitis (rhinosinusitis), is a novel application and formulation of a known anti-fungal licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc., is currently in a Phase 3 clinical trial. In addition, Accentia’s growing specialty pharmaceutical business, TEAMM Pharmaceuticals, has a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit our web site: www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase, BiovaxID, AutovaxID and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

SOURCE: Accentia Biopharmaceuticals, Inc

Contacts:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Sherran Brewer, 1-866-481-9020

sbrewer@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth, 1-212-825-3210

aholdsworth@investorrelationsgroup.com

or

Public Relations:

Lynn Granito or Kevin Murphy, 1-212-825-3210

lgranito@investorrelationsgroup.com